Exhibit 99.1

TOREADOR UPDATES OPERATONAL ACTIVITIES

Management Presents at IPAA Oil & Gas Investment Symposium April 20

DALLAS, TEXAS – (April 14, 2005) – Toreador Resources Corporation (NASDAQ: TRGL) will update its 2005 operations plan during a presentation April 20 at the Independent Petroleum Association of America’s Oil & Gas Investment Symposium in New York.

G. Thomas Graves III, Toreador president and chief executive officer, Douglas W. Weir, senior vice president and chief financial officer, and Michael J. FitzGerald, senior vice president, exploration and production, will outline the company’s international exploration and development program.

Toreador’s IPAA presentation is being web cast and will be archived on the company’s web site, www.toreador.net. A copy of the presentation may be requested by calling the company toll-free at 1-800-966-2141.

OPERATIONAL UPDATE

Turkey

Toreador is on track to begin its offshore drilling program in the shallow waters of the western Black Sea in late April with the spudding of the Akkaya-1 delineation well, which is on trend with and located about seven miles east of the Ayazli-1 discovery well. The Ayazli-1 well found natural gas in the South Akcakoca sub-basin in 2004.

Initial development plans for the South Akcakoca sub-basin include the drilling of three consecutive delineation wells. If successful, the wells will be completed and suspended as future producers. Toreador will have the option to drill up to five additional wells using the same rig that drilled the first three wells. Phased development of the South Akcakoca sub-basin is planned with production beginning in the second half of 2006.

Toreador is operator and holds a 36.75% working interest in this acreage.

In the onshore Sinop area northeast of Ankara, Toreador plans to re-enter the Boyabat-2 well in late April. Initial construction work has begun at the re-entry site, with the rig due on location shortly. The company estimates the re-entry could identify 60-80 billion cubic feet of potential field natural-gas reserves. If the re-entry is successful, Toreador expects to offset the re-entry with a development well during the second half of 2005.

Toreador operates and holds a 100% working interest in six Sinop permits.

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France

Toreador continues its horizontal drilling campaign in the Charmottes Field where it expects to fully exploit additional oil reserves. The Charmottes-110 horizontal development well is drilling ahead in the target Dogger formation. Toreador anticipates completing the well by late April, after which the company will test the Charmottes-108 and -110 wells. Toreador previously shut in the Charmottes-108 until the Charmottes-110 is completed. The Charmottes-108 well was drilled earlier this year and encountered oil shows over 1,122 feet. If the Charmottes-108 and -110 are successful, the company could drill another 2-4 horizontal wells in the field in late 2005 and in 2006.

In addition, Toreador expects to drill at least one additional well in 2005 to further develop reserves in the Charmottes Field’s Triassic-age Donnemarie formation, which produces at a depth of about 8,600 feet. Two of the company’s wells in this formation together have produced about 500,000 barrels of oil. Recent remapping of the deeper Triassic formation has shown that the structure’s areal extent may be larger than originally believed.

Toreador is operator and owns a 100% working interest in the Charmottes Field.

Romania

Toreador has re-entered two of six wells on its 1,325-acre Fauresti Block. Upon initial re-entry, the second well flowed at a rate as high as 2.6 million cubic feet of gas per day during two testing periods. Toreador currently is conducting re-entry operations, after which the company will log and test the well. If successful, this well could be placed on production during the second half of 2005.

The first well re-entry has been logged and suspended pending further testing. The company anticipates re-entering four additional wells and drilling up to two new development wells on the block this year. The Fauresti Field license produced approximately 15.5 million barrels of oil equivalent before the government oil company suspended operations in 1999.

Toreador also plans to re-enter a well on the Viperesti Block and will continue to gather geological and geophysical information, as well as reprocess seismic data, on both the Viperesti and Moinesti blocks.

Toreador is operator of and has a 100% working interest in these Romanian concessions.

United States

Toreador holds a 17% nonoperated working interest in the Cowherd-1 well in Marion County, Texas. The well has reached total depth, and testing of the Travis Peak formation, the primary objective, is under way.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties

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in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Notes to Investors -- The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Toreador uses the term “potential reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC. Investors are urged to also consider closely the disclosure in Toreador’s Form 10-K for the fiscal year ended December 31, 2004, available from the company by calling 214.559.3933 or 800.966.2141. This form also can be obtained from the SEC at www.sec.gov.

The term “potential,” when referring to Toreador’s reserves, represents Toreador management’s current belief or judgment, based on information available to it, regarding the potential reserves that could be recovered or could be recoverable. These numbers should not be viewed as reliable for the purposes of estimating Toreador’s reserves or its prospects. Additionally, the term “potential” has no engineering significance and is not related to the term “possible” as that term may be used by the Society of Petroleum Engineers.

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CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Director, Investor Relations

214-559-3933 or 800-966-2141